                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):           July 13, 1999
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                           Merrill Lynch & Co., Inc.
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            (Exact Name of Registrant as Specified in its Charter)

     Delaware                     1-7182                       13-2740599
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 (State or Other                (Commission                  (I.R.S. Employer
 Jurisdiction of                File Number)                Identification No.)
 Incorporation)

World Financial Center, North Tower, New York, New York          10281-1332
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(Address of Principal Executive Offices)                         (Zip Code)


Registrant's telephone number, including area code:            (212) 449-1000
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         (Former Name or Former Address, if Changed Since Last Report)
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Item 5.  Other Events
---------------------


Filed herewith is the Preliminary Unaudited Earnings Summary, as contained in a press release dated July 13, 1999, for Merrill Lynch & Co., Inc. ("Merrill Lynch") for the three- and six-month periods ended June 25, 1999. The results of operations set forth therein for such periods are unaudited. All adjustments, consisting only of normal recurring accruals, that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented have been included. The nature of Merrill Lynch's business is such that the results for any interim period are not necessarily indicative of the results for a full year.

Preferred stockholders' equity, common stockholders' equity, long-term borrowings, preferred securities issued by subsidiaries, and book value per common share as of June 25, 1999 were approximately $425 million, $11.0 billion, $56.0 billion, $2.6 billion, and $29.85, respectively.


On July 13, 1999, Merrill Lynch reported record quarterly net earnings of $673 million, 22% above the 1998 second quarter and 11% above the previous record of $609 million in the 1999 first quarter. Earnings per common share were $1.80 basic and $1.57 diluted, compared with $1.52 basic and $1.31 diluted in the 1998 second quarter and $1.65 basic and $1.44 diluted in the 1999 first quarter.

Annualized return on average common equity was approximately 25.4% for the 1999 second quarter, compared with 23.6% in the 1998 second quarter and 24.6% in the 1999 first quarter.

On a cash basis, which excludes goodwill amortization, diluted earnings per common share were $1.71. Return on average common equity on this basis was 26.4%.

For the 1999 first half, net earnings reached a record $1.3 billion, 21% above the corresponding 1998 period. Six-month 1999 earnings per common share were $3.45 basic and $3.02 diluted, versus $2.96 basic and $2.57 diluted in the corresponding 1998 period. Annualized return on average common equity was approximately 25.0%.

Net revenues reached a new high of $5.4 billion, with records in most categories, including commissions, investment banking, asset management and portfolio service fees, and net interest.

Commissions revenues were $1.6 billion, up 9% from the 1998 second quarter, primarily due to increases in global listed securities volume especially on non-US exchanges.

Principal transactions revenues rose 8% from the 1998 second quarter to $1.1 billion, but were down 26% from the record 1999 first quarter. Debt trading results benefited

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from improved market conditions particularly in Asia compared with the year ago period, while equities and equity derivatives revenues were down, primarily related to lower revenues from non-US trading activities.

Investment banking revenues were $908 million, up 1% from the 1998 second quarter and 44% from the 1999 first quarter on the strength of strategic services fees. Strategic services revenues increased significantly from both the 1998 second quarter and 1999 first quarter, benefiting from higher levels of merger and acquisition activity. Equity underwriting revenues were sharply higher versus the 1998 second quarter and nearly double 1999 first quarter levels. However, underwriting fees in most debt categories declined compared with the year ago period as the anticipated rise in US interest rates led to an industrywide slowdown in new issues.

Asset management and portfolio service fees rose 7% from the 1998 second quarter to a record $1.2 billion, as a result of continued growth in fee-based products, including Merrill Lynch Consults (Registered Trademark) and Financial Advantage (Service Mark). Assets under management grew to $516 billion at the end of the second quarter from $491 billion a year ago.

Other revenues increased 28% to $175 million, due in part to distributions from partnerships.

Net interest profit was $542 million, up 91% from the 1998 second quarter, primarily due to higher dividend revenues as well as a reduction in funding costs.

Non-interest expenses were $4.4 billion in the 1999 second quarter, up 12% from the comparable 1998 period and 3% from the first quarter of 1999. Higher communications and technology spending contributed to the increases in both periods.

Compensation and benefits, the largest expense category, increased 10% to $2.7 billion in the 1999 second quarter, due to higher incentive and production-related compensation. Compensation and benefits expense as a percentage of net revenues was 50.2% in the 1999 second quarter, below second quarter 1998 and first quarter 1999 levels.

Communications and technology expense was $536 million, up 24% from the 1998 second quarter, principally as a result of increased systems consulting costs, partly related to the Year 2000 initiative, and higher technology-related depreciation. Occupancy and related depreciation rose 7% to $232 million due in part to global expansion.

Advertising and market development expense was $201 million, up 1% from the 1998 second quarter as increased costs for advertising campaigns were partially offset by a reduction in global travel and entertainment expenses. Brokerage, clearing, and exchange fees rose 2% to $170 million due to higher global trading volume.

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Professional fees and goodwill amortization were $143 million and $56 million, respectively, both virtually unchanged from a year ago.

Other expenses were $342 million, compared with $254 million in the year ago quarter. This increase was due in part to higher provisions related to various business matters.

The effective tax rate was 30.0% in the 1999 second quarter, compared with 37.1% in the corresponding 1998 period, benefiting from tax-advantaged financing and higher tax-exempt and non-US income.



Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
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     (c)  Exhibits
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          (99)  Additional Exhibits

                (i) Preliminary Unaudited Earnings Summary for the three- and six-month periods ended June 25, 1999.

                                       4
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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                       MERRILL LYNCH & CO., INC.
                                 ------------------------------------
                                             (Registrant)


                                 By:    /s/ E. Stanley O'Neal
                                     --------------------------------
                                            E. Stanley O'Neal
                                            Executive Vice President
                                            and Chief Financial Officer



Date:  July 13, 1999

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                                 EXHIBIT INDEX
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Exhibit No.           Description                                          Page
-----------           -----------                                          ----

(99)                  Additional Exhibits

                      (i)    Preliminary Unaudited Earnings Summary for     7-8
                             the three- and six-month periods ended
                             June 25, 1999.

                                       6